Exhibit 107

Calculation of Filing Fee Tables

Form S-3

Kelly Services, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Common Stock	Class A	457(c)	1,000,000 shares	$16.17	$16,170,000	0.00011020	$1,782	NA	NA	NA	NA
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts				$16,170,000
	Total Fees Previously Paid				$0
	Total Fee Offsets				$0
	Net Fee Due				$1,782

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claim	Unsold Securities Associated with Fee Offset Claim	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claimed
Fee Offset Sources